Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Enterprise Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-159006, No. 333-136700, No.333-133792, No. 333-105079, No. 333-60036 and 333-51953) and Form S-3 (No. 333-161828, No. 333-161821, No. 333-152076, No. 333-123542, and No. 333-79135) of Enterprise Bancorp, Inc. of our reports dated March 15, 2010, with respect to the consolidated balance sheets of Enterprise Bancorp, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Enterprise Bancorp, Inc.

Boston, Massachusetts

March 12, 2010